Exhibit 10.22

AMENDMENT
TO THE
DEFERRED COMPENSATION AGREEMENT
BETWEEN
HONEYWELL INTERNATIONAL INC. AND DAVID M. COTE
DATED AUGUST 4, 2006

                    Pursuant to the authority granted to proper officers of Honeywell International Inc. (the “Company”) by the Management Development and Compensation Committee of the Board of Directors on December 11, 2009, and in accordance with an agreement made between the Company and Mr. David M. Cote to amend the Deferred Compensation Agreement between David M. Cote and Honeywell International Inc. dated August 4, 2006 (the “Agreement”), the Agreement shall be amended effective January 1, 2010 in the following particulars:

1.	By replacing paragraph 2(c) in its entirety with the following new paragraph 2(c):

	“c.	‘Annual Payment’ means $62,000.”

2.	By replacing Section 3 in its entirety with the following new Section 3:

	“3.	Payment of Annual Payments and the Premium.

          a.          Annual Payments Before Executive’s Death. Subject to Sections 5(a), 5(b), 9(a) and 9(b), Honeywell shall pay Executive the Annual Payment no later than January 15th of each calendar year for which the Annual Payment is due. Honeywell shall tax and report each Annual Payment as wages and shall withhold all applicable federal, state and local taxes from the Annual Payment. Executive shall remain solely responsible for any federal, state, local or other taxes associated with the Annual Payment.

          b.          Annual Payments After Executive’s Death. Subject to Sections 5(a), 5(b), 9(a) and 9(b), if Executive predeceases Co-insured, Honeywell shall pay Co-insured the Annual Payment no later than January 15th of each calendar year for which the Annual Payment is due. Honeywell shall properly report and withhold all applicable federal, state and local taxes from the Annual Payment. Co-insured shall remain solely responsible for any federal, state, local or other taxes associated with the Annual Payment.

          c.          Annual Premium Payments. Executive (or Co-insured following Executive’s death) shall be solely responsible for paying the full amount of the Premium directly to the Insurer by its required due date.”

3.	By replacing Section 4 in its entirety with the following new Section 4:

“4.    Policy Ownership. Executive (or Co-insured following Executive’s death) shall be the owner of the Policy and shall be entitled to exercise all rights of ownership, including the right to assign ownership to another person or entity as permitted by the Policy. Honeywell shall have no rights with respect to the Policy.”

HONEYWELL INTERNATIONAL INC.

/s/ Mark James
Mark James
Senior Vice President – Human Resources and Communications

DAVID M. COTE

/s/ David M. Cote

Dated: February 2, 2010